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                                                                    Exhibit 99.A

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                               Handleman Company


                     ____________________________________

                                First Amendment
                         Dated as of September 4, 1998

                                      to

                                Note Agreements
                         Dated as of November 1, 1994

                     ____________________________________




                 Re:  $20,000,000 7.81% Series A Senior Notes
                              Due April 21, 2000
                    $55,000,000 8.26% Series B Senior Notes
                             Due November 18, 2001
                    $25,000,000 8.59% Series C Senior Notes
                             Due February 28, 2005



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                      First Amendment to Note Agreements

     This First Amendment dated as of September 4, 1998 (this "First Amendment") to the Note Agreements dated as of November 1, 1994 is between Handleman Company, a Michigan corporation (the "Company"), and each of the institutions which is a signatory to this First Amendment (collectively, the "Noteholders").

                                   Recitals:

     A. The Company and each of the Noteholders have heretofore entered into separate and several Note Agreements, each dated as of November 1, 1994 (collectively, the "Note Agreements"). The Company has heretofore issued $20,000,000 aggregate principal amount of its 7.81% Series A Senior Notes due April 21, 2000 (the "Series A Notes") dated April 21, 1995, $55,000,000 aggregate principal amount of its 8.26% Series B Senior Notes due November 18, 2001 (the "Series B Notes") dated November 18, 1994 and $25,000,000 aggregate principal amount of its 8.59% Series C Senior Notes due February 28, 2005 (the "Series C Notes" and together with the Series A Notes and the Series B Notes collectively, the "Notes") dated February 28, 1995 pursuant to the Note Agreements.

     B. The Company and the Noteholders now desire to amend the Note Agreements in the respects, but only in the respects, hereinafter set forth.

     C. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Agreements unless herein defined or the context shall otherwise require.

     D. All requirements of law have been fully complied with and all other acts and things necessary to make this First Amendment a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

     Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this First Amendment set forth in (S)3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

Section 1.  Amendments.

          The Note Agreements shall be and are hereby amended as follows:

          1.1. From and after September 4, 1998 (the "Effective Date"):

               (a) interest on the Series A Notes shall accrue at the rate of 8.06% per annum on any payment of interest, principal or premium, if any, prior to the same becoming overdue and thereafter at the applicable overdue interest rate provided for in the Series A Note plus .25%;

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               (b)  interest on the Series B Notes shall accrue at the rate of
     8.51% per annum on any payment of interest, principal or premium, if any, prior to the same becoming overdue and thereafter at the applicable overdue interest rate provided for in the Series B Note plus .25%; and

               (c) interest on the Series C Notes shall accrue at the rate of 8.84% per annum on any payment of interest, principal or premium, if any, prior to the same becoming overdue and thereafter at the applicable overdue interest rate provided for in the Series C Note plus .25%.

          1.2. Sections 5.5 through 5.12 shall be and are hereby amended in their entirety to read as follows:

     "Section 5.5. Nature of Business. (a) Neither the Company nor any Significant Subsidiary will make or suffer any substantial change in the nature of its business from that engaged in on the date hereof or engage in any other businesses other than those in which it is engaged on the date hereof or which are directly related to the businesses in which it is engaged in on the date hereof, other than as contemplated by the Repositioning.

     (b) At all times after the First Closing Date, Non-Significant Subsidiaries shall not, in the aggregate, own more than 30% of Consolidated Total Assets.

     Section 5.6. Current Ratio and Working Capital. The Company will at all times keep and maintain (a) the ratio of Consolidated Current Assets of the Company and its Subsidiaries to Consolidated Current Liabilities of the Company and its Subsidiaries at not less than 1.50 to 1.0 and (b) the Consolidated Working Capital of the Company and its Subsidiaries in an amount not less than $125,000,000.

     Section 5.7. Net Worth Ratios. (a) Consolidated Net Worth. The Company will at all times maintain Consolidated Net Worth of the Company and its Subsidiaries at an amount not less than the sum of (i) the greater of (y) $246,000,000 minus 100% of the after-tax repositioning charge to be taken by the Company in the fiscal year ending April 30, 1999 pursuant to the Repositioning in an amount not to exceed $90,000,000 plus 90% of any after tax gain on the sale of assets which have a value in aggregate amount of at least $5,000,000 and
(z) 85% of Consolidated Net Worth on and as of April 30, 1999, plus (ii) 50% of positive Consolidated Net Income, if any, for each of the fiscal years of the Company ending after April 30, 1999, provided that in no event shall there be a reduction made in the sum to be maintained pursuant hereto if Consolidated Net Income for any fiscal year is a deficit figure.

     (b) Consolidated Tangible Net Worth. The Company will at all times keep and maintain Consolidated Tangible Net Worth of the Company and its Subsidiaries at an amount not less than the sum of (i) the greater of (y) $235,000,000 minus 100% of the after-tax repositioning charge to be taken by the Company in the fiscal year ending April 30, 1999 pursuant to the Repositioning in an amount not to exceed $90,000,000 plus 90% of any after tax gain on the sale of assets which have a value in aggregate amount of at least $5,000,000 and (z) 85% of Consolidated Net Worth on and as of April 30, 1999 minus $11,000,000, plus (ii) 50% of

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positive Consolidated Net Income, if any, for each of the fiscal years of the
Company ending after April 30, 1999, provided that in no event shall there be a reduction made in the sum to be maintained pursuant hereto if Consolidated Net Income for any fiscal year is a deficit figure.

     Section 5.8. Ratios Relating to Indebtedness. (a) Interest Coverage Ratio. The Company will at all times keep and maintain the Interest Coverage Ratio at not less than (a) 2.0 to 1.0 as of the end of any fiscal quarter, commencing with the fiscal quarter ending after the Effective Date up to but excluding the fiscal quarter ending May 3, 1999, and (b) 3.0 to 1.0 as of the end of each fiscal quarter thereafter.

     (b) Funded Debt to Total Capitalization. The Company will not at any time permit the ratio of Consolidated Funded Debt of the Company and its Subsidiaries to Consolidated Total Capitalization of the Company and its Subsidiaries to exceed 0.45 to 1.0.

     (c) Funded Debt to Tangible Capitalization. The Company will not at any time permit the ratio of Consolidated Funded Debt of the Company and its Subsidiaries to Consolidated Tangible Capitalization of the Company and its Subsidiaries to exceed 0.55 to 1.0.

     Section 5.9. Limitations on Funded Debt and Current Debt. (a) The Company will not, and will not permit any Subsidiary to, create, issue, assume, guarantee, incur, permit or suffer to exist or in any manner be or become liable in respect of any Funded Debt or Current Debt, except:

          (1)  Funded Debt evidenced by the Notes;

          (2) Funded Debt of the Company and its Subsidiaries outstanding as of the Effective Date and reflected on Annex 1 to the First Amendment to Note Agreement;

          (3) Funded Debt of the Company and its Subsidiaries, provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof,

               (A) the aggregate unpaid principal amount of Consolidated Funded Debt shall not exceed the lesser of (x) 45% of Consolidated Total Capitalization, and (y) 55% of Consolidated Tangible Capitalization;

               (B) the aggregate unpaid principal amount of Funded Debt of the Company secured by Liens permitted by (S)5.10(b) shall not exceed 5% of Consolidated Tangible Net Worth;

               (C) the sum of (i) the aggregate unpaid principal amount of Controlled Funded Debt of Subsidiaries plus (ii) the aggregate unpaid principal amount of all Funded Debt of the Company secured by Liens permitted by (S)5.10(b) shall not exceed 15% of Consolidated Tangible Net Worth; and

               (D)  no Default or Event of Default would exist;

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          (4)  unsecured Current Debt of the Company, provided that during the
     365-day period immediately preceding the date of any determination hereunder, there shall have been a period of at least 30 consecutive days during which either (i) the amount of Current Debt of the Company outstanding was zero or (ii) after giving effect to the inclusion in the definition of the term "Funded Debt" of the amounts described in clause
     (iv) of the definition of such term set forth in (S)8.1 hereof, the Company would have been permitted to incur at least $1.00 of additional Funded Debt pursuant to the provisions of (S)5.9(a)(3);

          (5) Funded Debt or Current Debt of a Wholly-owned Subsidiary to the Company or to another Wholly-owned Subsidiary; and

          (6) refundings, renewals or extensions of Funded Debt and Current Debt permitted by the foregoing clauses (1) and (2) of this (S)5.9 without increase to the aggregate unpaid principal amount outstanding at the time of such refunding, renewal or extension.

     (b) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this (S)5.9 be deemed to have created, issued, assumed or incurred at the time it becomes a Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Subsidiary.

     Section 5.10. Limitation on Liens. (a) The Company will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries, other than:

          (1) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

          (2) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a material adverse effect on the business or operations of the Company and its Subsidiaries taken as a whole and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of the Company or any of its Subsidiaries, or surety, customs or appeal bonds to which the Company or any of its Subsidiaries is a party;

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          (3)  Liens affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Company and its Subsidiaries taken as a whole;

          (4) Liens existing as of the Effective Date and reflected in Annex 2 attached to the First Amendment to Note Agreement may be suffered to exist upon the same terms as those existing on the date hereof, including extensions, renewals and replacements thereof so long as such extension, renewal or replacement does not increase the principal amount of the Funded Debt secured or extend such Lien to any other property, assets, rights or revenues;

          (5) (A) any Lien in property or in rights relating thereto to secure any rights granted with respect to such property in connection with the provision of all or a part of the purchase price or cost of the construction of such property created contemporaneously with, or within 360 days after such acquisition or the completion of such construction, or (B) any Lien in property existing in such property at the time of acquisition thereof, whether or not the debt secured thereby is assumed by the Company or a Subsidiary, or (C) any Lien existing in the property of a corporation at the time such corporation is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease, or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Subsidiary; provided, in the case of (A), (B) and (C), no such Liens shall exceed 100% of the fair market value of the related property and not more than one such Lien shall encumber such property at any one time;

          (6) Liens granted by any Subsidiary in favor of the Company or any other Substantially-owned Subsidiary; and

          (7) The interest or title of a lessor under any lease otherwise permitted under this Agreement with respect to the property subject to such lease to the extent performance of the obligations of the Company or its Subsidiary thereunder is not delinquent.

     (b) Notwithstanding the foregoing paragraphs (1) through (7), and in addition to the Liens permitted thereby, the Company and its Subsidiaries may create, issue, incur or assume Liens in an aggregate amount at any time outstanding not exceeding 5% of Consolidated Tangible Net Worth of the Company and its Subsidiaries.

     Section 5.11. Merger; Etc. (a) The Company will not, and will not permit any Subsidiary to merge or consolidate or amalgamate with any other Person or take any other action having a similar effect, provided, however, (1) a Subsidiary of the Company may merge with the Company, provided that the Company shall be the surviving corporation, (2) a Subsidiary of the Company may merge or consolidate with another Substantially-owned Subsidiary of the

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Company and (3) this (S)5.11(a) shall not prohibit any merger if the surviving or continuing corporation is incorporated in the United States and, immediately after such merger, no Default or Event of Default shall exist or shall have occurred and be continuing and, prior to the consummation of such merger, the Company shall have provided to the holders of the Notes an express written assumption by such surviving or continuing corporation in form and substance satisfactory to the holders of at least 51% in aggregate principal amount of outstanding Notes of all obligations of the Company hereunder and under the Credit Agreement and an opinion of counsel and a certificate of the chief financial officer of the Company (attaching computations to demonstrate compliance with all financial covenants hereunder), each stating that such merger complies with this (S)5.11(a) and that any other conditions under this Agreement relating to such transaction have been satisfied.

     (b) Disposition of Assets; Etc. The Company will not, and will not permit any Subsidiary to sell, lease, license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment, provided, however, that this (S)5.11(b) shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of after the date of this Agreement shall be less than 10% of such aggregate book value of the Consolidated total assets of the Company and its Subsidiaries as of the most recently ended fiscal year, and if immediately after such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing. Notwithstanding the foregoing, (1) any Subsidiary may sell, lease, transfer or otherwise dispose of its assets to the Company or any other Substantially-owned Subsidiary, and (2) the Company or any Subsidiary may sell, lease, transfer or otherwise dispose of its assets in excess of the limitation set forth above so long as the proceeds of such sale are used to purchase or committed to purchase other property of a similar nature of at least equivalent value within twelve (12) months of such sale. Notwithstanding the foregoing or anything else in this Agreement to the contrary, any sale of assets contemplated by the Repositioning shall be permitted, and 100% of the proceeds of all liquidation of assets pursuant to the Repositioning shall be used to prepay Indebtedness outstanding under the Credit Agreement.

     Section 5.12. Guaranties. (a) The Company will not, and will not permit any Significant Subsidiary to, become or be liable in respect of any Guaranty except (i) Guaranties by the Company which are limited in amount to a stated maximum dollar exposure and included in Current Debt or Funded Debt, (ii) Guaranties by the Company of obligations incurred by any Subsidiary in compliance with (S)5.9(a)(3), or (iii) Guaranties by any Significant Subsidiary of Funded Debt incurred by the Company in compliance with (S)5.9(a)(2) or (3) and ranking pari passu with the Notes, so long as such Significant Subsidiary shall guarantee the Notes equally and ratably and in a manner reasonably satisfactory to the holders of 66-2/3% of the aggregate principal amount of Notes then outstanding.

     (b) The Company will cause each Subsidiary which delivers or creates a Guaranty or Contingent Liability inuring to the benefit of any party to the Credit Agreement to concurrently

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enter into a Guaranty of the Notes, and within three business days thereafter shall deliver to each of the holders of the Notes the following items:

          (i) an executed counterpart of such Subsidiary Guaranty or a joinder agreement in respect of an existing Subsidiary Guaranty, as appropriate;

          (ii) a certificate signed by the President, a Vice President or another authorized officer of such Subsidiary making representations and warranties to the effect of those contained in paragraphs 10, 12 and 17 of Exhibit B attached hereto, but with respect to such Subsidiary and such Subsidiary Guaranty, as applicable;

          (iii) such documents and evidence with respect to such Subsidiary as any holder of the Notes may reasonably request in order to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such Subsidiary Guaranty;

          (iv) an opinion of counsel satisfactory to the holders of at least 51% of the outstanding principal amount of the Notes to the effect that such Subsidiary Guaranty has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Subsidiary enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles; and

          (v) an executed counterpart of an intercreditor agreement among the holders of the Notes and each of the parties to the Credit Agreement, which agreement shall provide that the proceeds from the enforcement of any Guaranty or Contingent Liability or of any obligation of any borrower or obligor in respect of Indebtedness outstanding hereunder or outstanding under the Credit Agreement entered into or created after the Effective Date shall be shared on an equal and ratable basis with the holders of the Notes."

          1.3. New Sections 5.18 through 5.25 shall be and are hereby added to Section 5 of the Note Agreement to read as follows:

     "Section 5.18. Acquisitions. The Company will not, and it will not permit any Subsidiary to, acquire all or any substantial portion of the assets or securities of any Person if the total cash or cash equivalent consideration, including promissory notes but excluding stock or other consideration that is not cash or the equivalent of cash, and other acquisition costs would exceed $25,000,000 in the aggregate in any twelve month period; provided that any such acquisition shall be done only by North Coast Entertainment and the target of any such acquisition shall be in the same line of business as North Coast Entertainment.

     Section 5.19. Investments, Loans and Advances. The Company will not, and it will not permit any Subsidiary to, purchase or otherwise acquire any Capital Stock of or other ownership interest in, or debt securities of or other evidences of Indebtedness of, any other Person; nor

                                      -7-
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acquire all or any material portion of the assets of any Person; nor make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other Person; nor permit any Subsidiary to do any of the foregoing; other than
(a) extensions of trade credit made in the ordinary course of business on customary credit terms and commission, travel, relocation and similar advances made to officers and employees in the ordinary course of business, (b) other investments consistent with the investment policy of the Company in effect as of the Effective Date, (c) acquisitions and investments permitted pursuant to
(S)5.18, (d) advances in the ordinary course of business for proprietary products and (e) investments, loans and advances in and to any Subsidiary or existing Affiliate of the Company.

     Section 5.20. Dividends, Redemptions and Other Distributions. The Company will not, except as hereinafter provided: (a) declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Company), (b) directly or indirectly, or through any Subsidiary or through any Affiliate of the Company, purchase, redeem or acquire shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of shares of common stock of the Company or warrants, rights or options to purchase or acquire any shares of its common stock), or (c) make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock, provided, however, that if (i) no Default or Event of Default shall exist or would be caused thereby, (ii) the proceeds from the Repositioning shall have been applied as provided in the last sentence of (S)5.11(b)(1), and (iii) Senior Debt has been less than $91,000,000 for a period of 15 consecutive days, the Company may, during the period from and after June 3, 1998 through and including November 30, 1999 and for so long as, and only for so long as, Senior Debt during such period is less than $110,000,000, redeem shares of common stock of the Company for an aggregate purchase price not to exceed the lesser of (y) the sum of $10,000,000 plus an amount equal to 50% of the cash proceeds of asset sales (other than asset sales in the ordinary course of business) and (z) $70,000,000.

          Section 5.21. Additional Covenants. If at any time the Company or any of its Subsidiaries shall enter into or be a party to any instrument or agreement, including all such instruments or agreements in existence as of the Effective Date and all such instruments or agreements entered into after the Effective Date, relating to or amending any provisions applicable to any of its Indebtedness which includes covenants or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Company shall promptly so advise the holders of the Notes. Thereupon, if the holders of the Notes shall request, upon notice to the Company, the holders of at least 51% in aggregate principal amount of the Notes shall enter into an amendment to this Agreement or an additional agreement (as such holders may request), providing for substantially the same covenants and defaults and/or such more favorable covenants or defaults, as the case may be, as those provided for in such instrument or agreement to the extent required and as may be selected by such holders. In addition to the foregoing, any covenants or defaults in any existing agreements or other documents evidencing or relating to any Indebtedness of the Company not substantially provided for in this Agreement or more favorable to the holders of such

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Indebtedness, are hereby incorporated by reference into this Agreement to the same extent as if set forth fully herein, and no subsequent amendment, waiver or modification thereof shall affect any such covenants or defaults as incorporated herein.

     Section 5.22. Limitations on Restrictive Agreements. The Company will not, and will not permit any Subsidiary to, enter into, or suffer to exist, any agreement with any Person which in any way restricts or limits the ability of the Company to amend, modify, supplement or otherwise alter the terms applicable to the Notes or this Agreement, except, as otherwise expressly provided in
Section 5.2(n) of the Credit Agreement as in effect on the Effective Date.

     Section 5.23. Payments and Modification of Debt. The Company will not (a) amend or otherwise modify the Credit Agreement or any other instrument or agreement under which the Company or any of its Subsidiaries' Indebtedness is issued or created or otherwise related thereto, except for any amendment which does not (i) increase the interest rate, fees or other amounts payable thereon,
(ii) change to any earlier dates any dates upon which any payments of principal, interest or other amounts are due thereon, (iii) change any event of default or condition to an event of default with respect thereto (other than to eliminate any such existing event of default or make it more favorable to the Company),
(iv) change any affirmative or negative covenant in any significant respect (other than to eliminate such covenant or make it more favorable to the Company), (v) change the redemption, prepayment or defeasance provisions thereof (other than any change which would make such provisions more favorable to the Company) or (vi) make any other amendment or modification which, together with all other amendments or modifications made, would increase materially the obligations of the Company or any Subsidiary thereunder or to confer any additional rights on the holders of such Indebtedness which would be adverse to the Company or any of its Subsidiaries or any holder of the Notes, or (b) other than the Indebtedness owing to the holders of the Notes, make or permit any Subsidiary to make, any optional payment, prepayment or redemption of any of its or any of its Subsidiaries' Indebtedness or enter into any agreement or arrangement providing for the defeasance of any such Indebtedness; provided that any such existing Indebtedness may be refinanced and extended provided that such refinancing does not decrease the amount of or allow any payment on such Indebtedness other than those currently required, shorten the maturity of any such Indebtedness, including any installments due on such Indebtedness, or impose any more restrictive covenants or defaults than imposed by such existing Indebtedness; provided further, that anything contained in this (S)5.23 to the contrary notwithstanding, (1) the Company may enter into an amendment, restatement or other modification of the Credit Agreement for the purpose of reducing (but not increasing) the aggregate amount of Indebtedness which the Company may from time to time borrow under the Credit Agreement as in effect on and as of the Effective Date, (2) the Company may prepay Indebtedness outstanding under the Credit Agreement as and to the extent contemplated by the Repositioning, and (3) the Company may, if it obtains the express written consent of the parties to the Credit Agreement to do so, prepay not more than $3,268,000 aggregate principal amount of the Variable Rate Demand Industrial Development Bond of the Development Authority of Conyers, Georgia relating to the facility of the Company located in Conyers, Georgia.

     Section 5.24. Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall remain obligations of the Company ranking

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pari passu as against the assets of the Company with all other present and future Indebtedness (actual or contingent) of the Company and its Subsidiaries due and owing pursuant to the Credit Agreement.

     Section 5.25. Certain Prohibited Subsidiary Actions. The Company will not cause or permit any of its Subsidiaries to (a) be designated as, or to be or become, a "Borrowing Subsidiary" as such term is used in the Credit Agreement or to otherwise incur or become liable in respect of any Indebtedness from time to time due and owing under and pursuant to the Credit Agreement or (b) become a guarantor of any such Indebtedness pursuant to Section 5.1(f) of the Credit Agreement or otherwise unless concurrently therewith the Company shall have complied with the requirements of (S)5.12(b)."

          1.4. Section 6.1 of the Note Agreement shall be and is hereby amended in the following respects:

               (a) Section 6.1(c) shall be and is hereby amended in its entirety to read as follows :

                    "Default shall occur in the observance or performance
               of any covenant or agreement contained in (S)5.5, (S)5.10,
               (S)5.11, (S)5.18 or (S)5.19; or"


               (b) Section 6.1(d) shall be and is hereby amended in its entirety to read as follows:

                    "(d) Default shall occur in the observance or
               performance of any other covenant, agreement or provision of this Agreement which is not remedied within 10 days after the day on which the Company first receives notice thereof from a holder of a Note; or"

               (c) Section 6.1(e) of the Note Agreement shall be and is hereby deleted in its entirety:

               (d) Sections 6.1(f), (g), (h), (i), (j), (k) and (l) of the Note Agreement shall be and are hereby renumbered respectively as Sections 6.1(e), (f), (g), (h), (i), (j) and (k).

          1.5. The first three full sentences of Section 6.3 of the Note Agreement shall be and are hereby amended in their entirety to read as follows:

               "When any Event of Default described in paragraph (a) or
          (b) of (S)6.1 has happened and is continuing, any holder of any Note may, and when any Event of Default described in paragraphs
          (c) through (h), inclusive, of (S)6.1 has happened and is continuing, the holder or holders of 51% or more of the principal amount of the Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (i), (j) or
          (k) of (S)6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on such Notes and, in the case of any Event of Default described in paragraphs (a) through
          (h), inclusive of (S)6.1, pay to such holders, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the applicable Make-Whole Amount, determined as of the date on which such Notes shall so become due and payable."

          1.6. The reference in Section 6.4 of the Note Agreement to "(k)" is hereby deleted and "(j)" is hereby substituted therefor.

          1.7. Section 8.1 of the Note Agreements shall be and is hereby amended in its entirety to read as follows:

     "Adjusted EBIT" of any Person shall mean, for any period, the Net Income of such Person for such period plus, without duplication and to the extent included in the computation of such Net Income (a) Net Interest Expense, (b) federal, state and local income taxes and other equivalent taxes, and (c) extraordinary items (net of any extraordinary gains) and special reserves, all as determined in accordance with generally accepted accounting principles.

     "Affiliate" when used with respect to any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Capital Lease" of any Person shall mean any lease which, in accordance with generally accepted accounting principles, is or should be capitalized on the books of such Person.

     "Capital Stock" shall include all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights, restricted stock, employee stock options, or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities.

     "Change of Control" shall have the meaning set forth in (S)2.3(c).

     "Closing Dates" shall have the meaning set forth in (S)1.2.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall mean Handleman Company, a Michigan corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Handleman Company.

     "Company Notice" shall have the meaning set forth in (S)2.3(a).

     "Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Contingent Liabilities" of any Person shall mean, as of any date, all obligations of such Person or of others for which such Person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person.

     "Control" and "Controlled" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "Controlled Funded Debt of Subsidiaries" shall mean all Funded Debt of Subsidiaries but shall exclude Funded Debt of a Subsidiary resulting from the guarantee by such Subsidiary of Funded Debt of the Company ranking pari passu with the Notes, provided that such Subsidiary shall guarantee the Notes equally and ratably and in a manner reasonably satisfactory to the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding.

     "Credit Agreement" shall mean the Credit Agreement dated as of September 3, 1997, as amended by the First Amendment thereto dated as of June 26, 1998 and as from time to time further supplemented or amended, between the Company and NBD Bank, as Agent, and the Banks named therein.

     "Current Assets" and "Current Liabilities" of any Person shall mean, as of any date, all assets or liabilities, respectively, of such Person which, in accordance with generally accepted accounting principles, are (or, if the balance sheet is qualified, should be) classified as current assets or current liabilities, respectively, on a balance sheet of such Person.

     "Current Debt" of any Person shall mean, as of the date of any determination thereof, (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranties by such Person of Current Debt of others.

     "Default" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

     "Effective Date"  shall mean September 4, 1998.

     "Environmental Laws" shall mean the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning, public health, safety or the environment, including any of the foregoing which concerns Hazardous Materials, toxic or dangerous waste, substance or material, as now or any time hereafter in effect.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

     "Event of Default" shall have the meaning set forth in (S)6.1.

     "First Amendment to Note Agreement" shall mean that First Amendment dated as of the Effective Date to this Agreement.

     "First Closing Date" shall have the meaning set forth in (S)1.2.

     "Funded Debt" of any Person shall mean all Indebtedness that would, in accordance with generally accepted accounting principles, constitute long term debt, including (a) any Indebtedness with a maturity of one year or longer after the creation of such Indebtedness, (b) any Indebtedness outstanding under a revolving credit or similar agreement (and any renewal or extension thereof) providing for borrowings which constitute long term debt, (c) any Capital Lease and (d) any guarantee with respect to Funded Debt of another Person. Notwithstanding the foregoing, (i) any portion of Funded Debt included in Current Liabilities (other than the Indebtedness owing under the Credit Agreement, including without limitation all Swingline Loans, as such term is defined in the Credit Agreement, which shall be considered Funded Debt subject to the following clause (ii) of this sentence) shall be excluded from Funded Debt and (ii) only the highest amount of the aggregate Indebtedness outstanding under the Credit Agreement which have not been paid off for thirty consecutive days during the most recent six month period ended as of any day Funded Debt is measured shall be Funded Debt.

     "GAAP" shall mean generally accepted accounting principles in effect in the United States on the date of this Agreement.

     "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

     "Hazardous Materials" shall mean any hazardous substance defined as such in (or for purposes of) any Environmental Law including, without limitation, crude oil or any fraction thereof not occurring naturally in the soil or ground water, polychlorinated biphenyls (PCB's), urea formaldehyde, any radioactive material or asbestos.

     "Indebtedness" of any Person shall mean, as of any date, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person as lessee under any Capital Lease, (c) the unpaid purchase price for goods, property or services acquired by such Person, except for accounts payable arising in the ordinary course of business, (d) all obligations of such Person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), other than obligations incurred in the ordinary course of business,
(e) all obligations of such Person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such Person upon termination for any reason on the date of determination), and (f) all obligations of others similar in character to those described in clauses (a) through (e) of this definition for which such Person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of letters of credit, surety bonds or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person. Notwithstanding the foregoing, clause (f) shall not include (i) obligations or guarantees owing or guaranteed by any Subsidiary or the Company to or for the benefit of any other Subsidiary or the Company, or
(ii) Unfunded Benefit Liabilities.

     "Institutional Holder" shall mean any insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution.

     "Interest Coverage Ratio" shall mean, as of any date, the ratio of (a) Consolidated Adjusted EBIT for the Company and its Subsidiaries as calculated for the four most recently ended consecutive fiscal quarters of the Company to
(b) Consolidated Net Interest Expense of the Company and its Subsidiaries as calculated for the same four fiscal quarters.

     "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

     "Make-Whole Amount" shall mean, in connection with any prepayment or acceleration of the Notes of any Series, the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal of such Series being prepaid and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made (all taking into account the application of such prepayment required by (S)2.1), determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Notes of such Series being prepaid. If the Reinvestment Rate is equal to or higher than the interest rate applicable to the Series of Notes then being prepaid, the Make-Whole Amount with respect to Notes of such Series shall be zero, it being understood and agreed by the Company and the holders of the Notes that for purposes of any determination of the amount of the Make-Whole Amount in connection with any prepayment pursuant to (S) 2.2 of the Note Agreement (and only a prepayment pursuant to said (S) 2.2) the interest rate payable in respect to the Notes shall be deemed to be 7.935% in the case of Series A Notes, 8.385% in the case of the Series B Notes and 8.715% in the case of the Series C Notes. The Make-Whole Amount, if any, to be paid in connection with the prepayment of any Notes shall be determined as of the date three business days prior to the date of such prepayment. For purposes of any determination of the Make-Whole Amount:

          "Reinvestment Rate" shall mean (a) the sum of (x) 0.50% plus (y) the yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities having a maturity (rounded to the nearest month) corresponding to the remaining Weighted Average Life to Maturity of the Series of Notes being prepaid (taking into account the application of such prepayment required by (S)2.1), as set forth on the page designated "USD" of the Bloomberg Financial Markets Service (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in United States government securities) at 10:00 A.M. (New York time), or (b) in the event that no such nationally recognized trading screen reporting on-line trading in U.S. Treasury fixed interest rate securities is available, "Reinvestment Rate" shall mean the sum of (x) 0.50%, plus (y) the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the Series of Notes being prepaid (taking into account the application of such prepayment required by (S)2.1). For purposes of (a) and (b) of the preceding sentence, if no maturity exactly corresponds to such Weighted Average Life to Maturity of the Series of Notes being prepaid, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

          "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes of each Series.

          "Weighted Average Life to Maturity" of the principal amount of the Notes of the Series being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (i) multiplying (x) the remainder of (1) the amount of principal that would have become due on each scheduled payment date with respect to the Notes of such Series if such prepayment had not been made, less (2) the amount of principal on the Notes of such Series scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of (S)2.1, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totaling the products obtained in (i).

     "Material Subsidiary" shall mean any Subsidiary having a Net Worth determined as at the end of the immediately preceding fiscal year of such Subsidiary that equaled or exceeded $1,000,000.

     "Multiemployer Plan" shall have the same meaning as in ERISA.

     "Net Income" of any Person shall mean, for any period, the net income (or loss) of such Person for such period taken as a single accounting period, determined in accordance with generally accepted accounting principles.

     "Net Interest Expense" of any Person shall mean, for any period, all interest paid or payable by such Person during such period, net of any interest income for such period.

     "Net Worth" of any Person shall mean, as of any date, the amount of any preferred stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such Person and the amount of any foreign currency translation adjustment account shown as a capital account of such Person.

     "Non-Significant Subsidiary" shall mean any Subsidiary which is not, at the time of any determination hereunder, a Significant Subsidiary.

     "North Coast Entertainment" shall mean North Coast Entertainment, Inc., a Michigan corporation.

     "Notes" shall have the meaning set forth in (S)1.1.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Person" or "person" shall include an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

     "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

     "Purchasers" shall have the meaning set forth in (S)1.1.

     "Reportable Event" shall have the same meaning as in ERISA.

     "Repositioning" shall mean the repositioning to be undertaken by the Company as described on Annex 3 to the First Amendment to Note Agreement.

     "Second Closing Date" shall have the meaning set forth in (S)1.2.

     "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     "Senior Debt" shall mean the sum, without duplication, of all Indebtedness owing under the Credit Agreement and all consolidated unsecured Indebtedness of the Company and its Subsidiaries, inclusive, in any event, of the Notes and exclusive of any Subordinated Debt and any interest rate or currency swap, rate cap or other similar transaction. All reimbursement obligations, guarantees and other contingent liabilities constituting Senior Debt shall be valued at the maximum amount possible for such liability.

     "Series" shall have the meaning set forth in (S)1.1.

     "Series A Notes" shall have the meaning set forth in (S)1.1.

     "Series B Notes" shall have the meaning set forth in (S)1.1.

     "Series C Notes" shall have the meaning set forth in (S)1.1.

     "Significant Subsidiary" shall mean any Subsidiary having total assets, determined in accordance with GAAP, which, (a) as at the end of the immediately preceding fiscal year of the Company equaled or exceeded 10% of Consolidated Total Assets, or (b) has been designated as a Significant Subsidiary pursuant to the provisions of (S)5.16.

     "Subsidiary" of any Person shall mean any other Person (whether now existing or hereafter organized or acquired) in which (other than directors' qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" shall mean a Subsidiary of the Company.

     "Subordinated Debt" of any Person shall mean, as of any date, that Indebtedness of such Person for borrowed money which is expressly subordinate and junior in the right of payment to the Indebtedness of such Person outstanding pursuant to the Credit Agreement or the Note Agreement in manner and by agreement satisfactory in form and substance to the holders of at least 51% in aggregate principal amount of outstanding Notes, which consent and agreement may not be unreasonably withheld.

     "Substantially-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which not less than 75% of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) shall be owned by Company and/or one or more of its Substantially-owned Subsidiaries.

     "Tangible Capitalization" of any Person shall mean the sum of Tangible Net Worth of such Person and Funded Debt of such Person.

     "Tangible Net Worth" of any Person shall mean, as of any date, (a) the amount of any preferred stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such Person and the amount of any foreign currency translation adjustment account shown as a capital account of such Person, less (b) the net book value of all items of the following character which are included in the assets of such
Person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) deferred taxes and deferred charges, (vi) franchises, licenses and permits, and (vii) other assets which are deemed intangible assets under generally accepted accounting principles other than (xx) licenses giving the Company rights to manufacture and distribute certain video, music, books and software products, and plus (c) the net book value of the items set forth in clause (b) above in an amount not to exceed 15% of Consolidated Net Worth of the Company.

     "Third Closing Date" shall have the meaning set forth in (S)1.2.

     "Total Assets" shall mean, as of the date of any determination thereof, the total amount of all assets of the Company and its Subsidiaries determined in accordance with GAAP, as shown on a consolidated balance sheet of the Company and its Subsidiaries as at the end of the immediately preceding fiscal year.

     "Total Capitalization" of any Person shall mean the sum of Net Worth of such Person and Funded Debt of such Person.

     "Unfunded Benefit Liabilities" shall mean, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) of ERISA.

     "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Funded Debt and Current Debt shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

     "Working Capital" of any Person shall mean, as of any date, the amount, if any, by which the Current Assets of such Person exceed the Current Liabilities of such Person.

Section 2.  Representations And Warranties Of The Company.

          2.1. To induce the Noteholders to execute and deliver this First Amendment (which representations shall survive the execution and delivery of this First Amendment), the Company represents and warrants to the Noteholders that:

            (a) this First Amendment has been duly authorized, executed and delivered by it and this First Amendment, when executed by the Company and the holders of the Notes, shall constitute the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally (regardless of whether enforcement is sought in a proceeding in equity or at law);

            (b) the Note Agreements, as amended by this First Amendment, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally (regardless of whether enforcement is sought in a proceeding in equity or at law);

            (c) the execution, delivery and performance by the Company of this First Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and
     (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its articles of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Credit Agreement dated as of September 3, 1997, as amended by the First Amendment thereto dated as of June 26, 1998 and the Second Amendment thereto dated as of August 31, 1998, between the Company, NBD Bank, as Agent, and the Banks named therein ("Credit Agreement") or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this (S) 2.1(c);

            (d) none of the Subsidiaries of the Company is a "Borrower" or "Borrowing Subsidiary" as each such term is used in the Credit Agreement nor is any Subsidiary a Significant Subsidiary required to be a guarantor pursuant to Section 5.1(f) of the Credit Agreement other than North Coast Entertainment, Inc., a Michigan corporation ("North Coast Entertainment");

            (e) as of the date hereof and after giving effect to this First Amendment, no Default or Event of Default has occurred which is continuing; and

            (f) all the representations and warranties contained in Section 3.1 of the Note Agreements and Exhibit B thereto are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof, except as any such representation or warranty may be affected by the consummation of the Repositioning.

Section 3. Conditions To Effectiveness Of This First Amendment; Certain Closing Conditions.

          3.1. Executed counterparts of this First Amendment, duly executed by the Company and the holders of 100% of the outstanding principal of the Notes, having been delivered, this First Amendment shall have become effective on and as of the Effective Date.

          3.2. Not later than the Effective Date, each and every one of the following conditions shall have been satisfied:

            (a) the Noteholders shall have received a written consent to this First Amendment duly executed by the Agent and the Banks, which consent shall be in form and substance satisfactory to the Noteholders;

            (b) the Noteholders shall have received a Guaranty from North Coast Entertainment of the obligations of the Company under and in respect of the Notes and the Note Agreement in a form acceptable to the holders of the Notes and evidence satisfactory to them that none of the Company's Subsidiaries is a "Borrower" or "Borrowing Subsidiary" as each such term is used in the Credit Agreement;

            (c) the Noteholders shall have received (i) a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this First Amendment, certified by its Secretary or an Assistant Secretary and (ii) a copy of the resolutions of the Board of Directors of North Coast Entertainment authorizing execution, delivery and performance by North Coast Entertainment of the Guaranty contemplated by clause (b) of this (S) 3.2, certified by its Secretary or Assistant Secretary;

            (d) the representations and warranties of the Company set forth in
     (S) 2 hereof are true and correct on and with respect to the date hereof;

            (e) the Noteholders shall have received the favorable opinion of counsel to the Company substantially in the form delivered on each Closing Date under the Note Agreement, but with respect to the matters contemplated by this First Amendment; and

            (f) each Noteholder shall have received payment from the Company in an amount equal to 0.15% of the principal amount of the Notes of each series then outstanding held by such Noteholder.

Upon receipt of all of the foregoing, this First Amendment shall become effective.

Section 4.  Payment of Noteholders' Counsel Fees and Expenses.

     The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler, counsel to the Noteholders, in connection with (a) the negotiation, preparation, approval, execution and delivery of this First Amendment and (b) in connection with the review from time to time after the Effective Date of any waiver, amendment or other modification of the Credit Agreement.

Section 5.  Certain Future Modifications of the Note Agreement.

     Each of the holders of the Notes, by its execution of this First Amendment, understands and agrees that the first (and only the first) time that the Company shall enter into an amendment, restatement or other modification of or to the Credit Agreement after the Effective Date, which amendment, restatement or modification has the effect of loosening or otherwise making less restrictive any of the covenants contained in Sections 5.2(a) through (r) of the Credit Agreement (and the definitions contained in Section 1 of the Credit Agreement relating thereto) as in effect on the Effective Date, then and in such event, the Noteholders shall, subject always to clauses (a) and (b) of this (S)5, enter into an amendment to the Note Agreement which, where applicable, conforms any covenant or covenants contained in the Note Agreement with such covenant or covenants contained in the Credit Agreement so loosened or made less restrictive as a result of such amendment, restatement or modification of the Credit Agreement, provided that notwithstanding the foregoing agreement of the Noteholders, (a) in no event shall any covenant or covenants contained in the Note Agreement be made looser or less restrictive on the Company than was the case at the time the original form of the Note Agreement was entered into, and
(b) in no event shall (S)5.7(a) or (S)5.8(b) of the Note Agreement, as amended by this First Amendment (or any of the definitions relating thereto), be loosened, made less restrictive or otherwise modified from the form thereof contained in the Note Agreement, as amended by this First Amendment.

Section 6.  Miscellaneous.

          6.1. This First Amendment shall be construed in connection with and as part of each of the Note Agreements, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Note Agreements and the Notes are hereby ratified and shall be and remain in full force and effect.

          6.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Note Agreements without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

          6.3. The descriptive headings of the various Sections or parts of this First Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          6.4. This First Amendment shall be governed by and construed in accordance with New York law.

          6.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this First Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.


                                        Handleman Company


                                        By
                                           Its________________________________

Accepted and Agreed to:

                                        Nationwide Life Insurance Company



                                        By
                                           Its________________________________


                                        West Coast Life Insurance Company



                                        By
                                           Its________________________________


                                        Financial Services Life Insurance
                                           Company


                                             By: Conning Asset Management


                                             By
                                                 Authorized Officer


                                        General American Life Insurance
                                           Company

                                             By: Conning Asset Management


                                             By
                                                 Authorized Officer

                                        Peninsular Life Insurance Company

                                             By: Conning Asset Management


                                             By
                                                 Authorized Officer


                                        Pennsylvania Life Insurance Company

                                             By: Conning Asset Management


                                             By
                                                 Authorized Officer


                                        Occidental Life Insurance Company of
                                           California

                                             By: Conning Asset Management


                                             By
                                                 Authorized Officer


                                        Executive Risk Indemnity Inc.

                                             By: Conning Asset Management


                                             By
                                                 Authorized Officer

                                        New York Life Insurance Company



                                        By
                                           Its________________________________


                                        New York Life Insurance and Annuity
                                           Corporation



                                        By
                                           Its________________________________


                                        Principal Life Insurance Company, f/k/a
                                           Principal Mutual Life Insurance
                                           Company



                                        By
                                           Its________________________________



                                        By
                                           Its________________________________


                                              ________________________________


                                        The Franklin Life Insurance Company



                                        By
                                           Its________________________________

                                        Teachers Insurance and Annuity
                                          Association of America



                                        By
                                           Its________________________________